Exhibit 99.1

BancFirst Corporation

101 NORTH BROADWAY

OKLAHOMA CITY, OKLAHOMA 73102

PRESS RELEASE

For Immediate Release: Thursday, February 26, 2004

For further information call Joe T. Shockley, Chief Financial Officer (405) 270-1003 or Randy Foraker, Investor Relations (405) 270-1044

BANCFIRST CORPORATION COMPLETES ISSUANCE

OF $25 MILLION TRUST PREFERRED SECURITIES

Oklahoma City, OK—BancFirst Corporation (NASDAQ NMS: BANF) today reported that it has completed the issuance of $25 million of new 7.20% fixed rate trust preferred securities offered by its wholly-owned subsidiary, BFC Capital Trust II. The trust preferred securities will be listed on the Nasdaq National Market under the trading symbol “BANFP.”

The proceeds from the sale of the securities will be used for general corporate purposes which may include acquisitions, retirement of indebtedness, repurchase of the company’s common stock and other investments. David Rainbolt, President and CEO, stated “The combination of low interest rates and BancFirst’s strong financial position allowed us to raise inexpensive long-term capital. History would tell us that any time you can attract capital at an after-tax cost below 5%, you should do it. However, in the short-run, until we have fully deployed the capital, our earnings will be reduced by approximately $.03 per share on a quarterly basis due to the interest expense associated with these trust preferred securities.”

Each trust preferred security has a $25 par value and cumulative quarterly cash distributions. Additionally, the trust preferred securities have a 30 year maturity. Advest, Inc. and Howe Barnes Investments, Inc. acted as managing underwriters for the offering with Advest, Inc. acting as lead managing underwriter. The underwriters have been granted a 30-day option to purchase up to an additional $1 million in trust preferred securities to cover over-allotments, if any. If the over-allotment is exercised in full, the total public offering will be $26 million.

BancFirst also reported that on Friday, February 20, 2004, the merger of Lincoln National Bank into BancFirst was successfully completed. As a result, Lincoln offices are now part of the BancFirst branch system in the Oklahoma City and Mid-Del areas.

BancFirst Corporation is an Oklahoma based financial services holding company with over $2.9 billion in total assets. The company’s principal subsidiary bank, BancFirst, is Oklahoma’s largest state-chartered bank with 86 banking locations serving 44 communities across Oklahoma.

This press release may include forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.